                                                Filed Pursuant to Rule 424(B)(2)
                                                Registration No. 333-59145


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 21, 1998)

                                $1,000,000,000
                            MCDONALD'S CORPORATION
                          MEDIUM-TERM NOTES, SERIES F
                DUE FROM 1 YEAR TO 60 YEARS FROM DATE OF ISSUE

                               ----------------

  McDonald's Corporation (the "Company") may use this prospectus supplement to offer its Medium-Term Notes, Series F with a total initial public offering price of up to $1,000,000,000 or the equivalent in one or more foreign currencies, subject to reduction as a result of our sale of other debt securities.

  The following terms may apply to the notes. We will provide the final terms for each note in a pricing supplement.

  . Mature in 1 year to 60 years and may be subject to redemption or repayment at the option of the Company or the holder.

  . Denominated in U.S. dollars unless otherwise specified by the Company.

  . Fixed or floating interest rate. The floating interest rate formula may be based on:

            - CD Rate                      - Treasury Rate

            - Commercial Paper Rate        - Prime Rate

            - Federal Funds Rate           - CMT Rate

            - LIBOR                        - Another Base Rate specified in
                                             the pricing supplement

  . May be issued as indexed notes.

  . Certificated or book-entry form.

  . Interest paid on fixed rate notes on February 15 and August 15 of each year.

  . Interest paid on floating rate notes on dates determined at the time of issuance.

  . Minimum denominations of $1,000 increased in multiples of $1,000.

  We will receive between $998,500,000 and $992,500,000 of the proceeds from the sale of the notes after paying the Agent's commissions of between $1,500,000 and $7,500,000. The exact proceeds to the Company will be set at the time of issuance. We do not expect that any of the notes will be listed on an exchange, and a market for any particular series of notes may not develop.

  SEE "RISK FACTORS" BEGINNING ON PAGE S-2 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

                               ----------------

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------
                                    Agents
MERRILL LYNCH & CO.
              GOLDMAN, SACHS & CO.
                             J.P. MORGAN & CO.
                                            MORGAN STANLEY DEAN WITTER
                                                          SALOMON SMITH BARNEY

                               ----------------

           The date of this prospectus supplement is July 29, 1998.

                                 RISK FACTORS

  This prospectus supplement does not describe all of the risks of an investment in the notes, whether arising because the notes are denominated in a currency other than the U.S. dollar or because the return on the notes is linked to one or more interest rate or currency indices or formulas. You should consult your own financial and legal advisors about the risks entailed by an investment in the notes and the suitability of your investment in the notes in light of your particular circumstances. The notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the type of index or formula used to determine amount payable. You should also consider carefully, among other factors, the matters described below.

EXCHANGE RATES AND EXCHANGE CONTROLS

  An investment in a note denominated in a currency other than U.S. dollars entails significant risks. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and such currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain currencies have been highly volatile, and you should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of any note. Depreciation of the specified currency for a note against the U.S. dollar would result in a decrease in the effective yield of such note (on a U.S. dollar basis) below its coupon rate and, in certain circumstances, could result in a loss to you on a U.S. dollar basis.

  Except as set forth below, if payment in respect of a note is required to be made in a currency other than U.S. dollars and such currency is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or is no longer used by the government of the relevant country or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such note will be made in U.S. dollars until such currency is again available to us or so used. The amounts payable on any date in such currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the applicable pricing supplement. Any payment in respect of such note so made in U.S. dollars will not constitute an event of default under the Indentures. Regardless, if a specified currency is unavailable to us solely because the country of issue has replaced its currency with the Euro or other currency of the European Union pursuant to the Treaty establishing the European Community, the amounts payable will, beginning with the date the replacement becomes effective, be made in Euro or such other currency. The amounts payable on any date will be converted into Euro or such other currency on the basis of the conversion rate officially in effect in the European Union on the effective date of the replacement.

  If payment is required to be made in Euro and Euro are unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or are no longer used in the European Monetary System, then all payments will be made in U.S. dollars until Euro are again available to us or so used. The amount of each payment in U.S. dollars will be computed on the basis of the equivalent of the Euro in U.S. dollars, determined as described below, as of the second Business Day prior to the date on which such payment is due.

  If payments on any series of notes must be made in the European Currency Unit ("ECU") and the Euro is substituted for the ECU as the unit of account of the European Community or the European Central Bank, then we may redenominate all of the notes of that series into Euros by giving holders notice of the redenomination as described under "Description of Notes--Redenomination" below.

  The paying agent will make all determinations referred to above at its sole discretion. All determinations will, in the absence of clear error, be binding on holders of the notes.

  The information set forth in this prospectus supplement is directed to prospective purchasers of notes who are U.S. residents. We disclaim any responsibility to advise any other prospective purchasers with respect to any matters that may affect the purchase, sale or holding of notes. These persons should consult their own legal and financial advisors with regard to such matters.

  Any pricing supplement relating to notes having a specified currency other than U.S. dollars will contain information concerning historical exchange rates for that currency against the U.S. dollar and a brief description of any relevant exchange controls.

FOREIGN CURRENCY JUDGMENTS

  The notes will be governed by and construed in accordance with the internal laws of the State of Illinois. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar.

RISKS ASSOCIATED WITH INDEXED NOTES

  An investment in indexed notes entails significant risks that are not associated with an investment in a conventional fixed rate debt security. Indexation of the interest rate of a note may result in an interest rate that is less than that payable on a conventional fixed rate debt security issued at the same time, including the possibility that no interest will be paid. Indexation of the principal of and/or premium on a note may result in an amount of principal and/or premium payable that is less than the original purchase price of the note, including the possibility that no amount will be paid. The secondary market for indexed notes will be affected by a number of factors, independent of the creditworthiness of the Company. Such factors include the volatility of the index selected, the time remaining to the maturity of the notes, the amount outstanding of the notes and market interest rates. The value of an index can depend on a number of interrelated factors, including economic, financial and political events, over which we have no control. Additionally, if the formula used to determine the amount of principal, premium and/or interest payable with respect to indexed notes contains a multiple or leverage factor, the effect of any change in the index will be increased. The historical experience of an index should not be taken as an indication of its future performance. The credit ratings assigned to our medium-term note program are a reflection of our credit status and do not reflect the impact of the factors discussed above on the market value of indexed notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in indexed notes.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company and its consolidated subsidiaries at March 31, 1998 and is adjusted to give effect to the issuance on May 11, 1998 of securities totaling $250 million and the issuance on June 23, 1998 of securities totaling $300 million, and the application of the proceeds of these issuances.

                                                          MARCH 31, 1998
                                                       ---------------------
                                                                      AS
                                                       OUTSTANDING ADJUSTED
                                                       ----------- ---------
                                                       (IN MILLIONS OF U.S.
                                                             DOLLARS)
Short-term debt, including current portion of long-
 term debt............................................  $   612.2  $    49.8(1)
Long-term debt, less current portion..................    5,848.5    5,848.5
$250,000,000 securities, 5.9%, due 2011...............         --      249.6
$300,000,000 securities, 6%, due 2012.................         --      300.0
Shareholders' equity..................................    9,122.1    9,122.1
                                                        ---------  ---------
Total capitalization(2)...............................  $15,582.8  $15,570.0
                                                        =========  =========

--------
(1) Reflects the application of the net proceeds of $562.4 million from the issuance of $250 million securities and the issuance of $300 million securities.
(2) March 31, 1998, the Company had 3.5 billion authorized shares of common stock, with $.01 par value, of which 830.3 million were issued and 687.4 million were outstanding. There has been no material change in the consolidated capitalization of the Company since March 31, 1998.

                        IMPORTANT CURRENCY INFORMATION

  You are required to pay for each note in the currency specified by the Company. You may ask an Agent to use its reasonable best efforts to arrange for the exchange of U.S. dollars into the specified currency to enable you to pay for such note. You must make this request on or before the third Business Day preceding the delivery date for such note or by a later date if allowed by the Agent. Each exchange will be made on the terms and conditions established by the Agent and all costs will be paid by you.

                             DESCRIPTION OF NOTES

  The following description of terms of the notes supplements the general description of the debt securities provided in the prospectus. However, the pricing supplement for each offering of notes will contain the specific information and terms for that offering. The pricing supplement may also add, update or change information contained in this prospectus supplement. It is important for you to consider the information contained in the prospectus, the prospectus supplement and the pricing supplement in making your investment decision.

  We have provided a glossary at the end of this prospectus supplement to define any capitalized words we use but do not define in this prospectus supplement.

GENERAL

  We will issue the notes as a series of debt securities under the Senior Indenture between us and the Trustee. We are limited to issuing notes with a total initial public offering price or purchase price of up to $1,000,000,000 or the equivalent amount in one or more foreign currencies, including the Euro. The U.S. dollar equivalent will be determined by a paying agent chosen by us, which will initially be The First National Bank of Chicago. In order to determine the equivalent amount in connection with offerings in a foreign or composite currency, the paying agent will use the noon buying rate in The City of New York for cable transfers in foreign currencies as certified for customs purposes by The Federal Reserve Bank of New York. The total price of the notes we are authorized to offer may be reduced due to our sale of other debt securities. If payments on any series of notes must be made in the currency of a country that adopts the Euro, then we may redenominate all of the notes of that series into Euros by giving holders notice of the redenomination as described under "Description of Notes--Redenomination" below.

  The notes will be offered on a continuous basis and will be issued in fully registered form only, without coupons.

  Each note will be issued either as a "book-entry" note, represented by a permanent global note registered in the name of The Depository Trust Company ("DTC"), or its nominee, or as a certificate issued in temporary or definitive form. Except as described below under "Book-Entry System," book-entry notes will not be issuable in certificated form.

  The authorized denominations for notes denominated in U.S. dollars will be $1,000 and any larger amount that is a multiple of $1,000. The authorized denominations of notes denominated in some other specified currency will be described in the pricing supplement.

  Each note will mature on any day from 1 year to 60 years from its date of issue. However, each note may also be subject to redemption at our option and repayment at the option of the holder.

  The pricing supplement relating to a note will describe the following terms:

  (a) the specified currency;

  (b) whether the note is a fixed rate note, a floating rate note or an indexed note;

  (c) the issue price;

  (d) the original issue date;

  (e) the stated maturity date;

  (f) for a fixed rate note, the rate per annum at which it will bear interest, if any, and the dates on which interest will be payable if other than February 15 and August 15;

  (g) for a floating rate note, the base rate, the initial interest rate, the interest reset period, the interest payment dates, the Index Maturity, the maximum interest rate, if any, the minimum interest rate, if any, the Spread and/or Spread Multiplier, if any, and any other terms relating to the particular method of calculating the interest rate for the note;

  (h) whether the note is an Original Issue Discount Note;

  (i) for an indexed note, the manner in which the principal amount payable at the stated maturity date will be determined;

  (j) whether the note may be redeemed at our option, or repaid at the holder's option prior to the stated maturity date as described further under "Optional Redemption, Repayment and Repurchase" below, and if so, the terms of the redemption or repayment; and

  (k) any other terms that do not conflict with the provisions of the Senior Indenture.

  Interest rates that we offer with respect to the notes may differ depending on, among other things, the aggregate principal amount of the notes purchased in any single transaction.

  Except as described in this prospectus supplement, there are no covenants specifically designed to protect you against a reduction in our creditworthiness in the event of a highly leveraged transaction or to prohibit other transactions that may adversely affect you.

PAYMENT OF PRINCIPAL AND INTEREST

  We will make payments on each note in a currency that we specify. If the specified currency is other than U.S. dollars, either we or the paying agent will arrange to convert all payments in respect of the note into U.S. dollars as described in the following paragraph. If you hold a note denominated in a currency other than U.S. dollars and the pricing supplement and note so allow, you may elect to receive all payments in the foreign currency by sending a written notice to the paying agent not later than 15 days before the applicable payment date, except under the circumstances described in "Risk Factors--Exchange Rates and Exchange Controls." Your election will remain in effect until you revoke it by written notice to the paying agent received not later than 15 days before the applicable payment date.

  The paying agent will determine the amount of any U.S. dollar payment on a note denominated in a currency other than U.S. dollars based on the highest firm bid quotation, expressed in U.S. dollars, that it receives at approximately 11:00 a.m., New York City time two Business Days before the applicable payment date (if no rate is quoted on that date, the paying agent will use the last date on which the rate was quoted). To determine the highest quote, the paying agent will request quotes from three (or, if three are not available, then two) recognized foreign exchange dealers in The City of New York (which may include the agents, their affiliates or the paying agent) for the purchase, and settlement on the applicable payment date, of the total amount of the specified currency then payable. You will be responsible for all currency exchange costs, such amount to be deducted from your U.S. dollar payments. If no bid quotations are available, we will make payments in the foreign currency, unless the currency is unavailable due to the imposition of exchange controls or other circumstances beyond our control. In that case, we will make payments as described under "Risk Factors--Exchange Rates and Exchange Controls."

  U.S. dollar payments of interest on notes are generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. However, interest will be payable at Maturity to the person to whom principal is payable. The first interest payment on any note originally issued between a record date and an interest payment date or on an interest payment date will be made on the interest payment date after the next record date. If you hold at least $10,000,000 (or the equivalent thereof in a specified currency other than U.S. dollars) in aggregate principal amount of notes, you will be entitled to receive your U.S. dollar interest payments by wire transfer, but only if the paying agent has received your wire transfer instructions not later than 15 days before the applicable interest payment date. Simultaneously with your election to receive payments in a currency other than U.S. dollars, as discussed earlier, you must provide wire transfer payment instructions to the paying agent, and all payments made in that currency will be made by wire transfer to an account maintained by you with a bank located outside the United States. Any payment due at Maturity will be paid in immediately available funds upon surrender of your note at the corporate trust office or an agency of the paying agent located in the City of Chicago. The corporate trust office for the First National Bank of Chicago is located at One First National Plaza, Chicago, Illinois.

  Unless otherwise specified in the applicable pricing supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described under "Description of Debt Securities--Events of Default" in the prospectus, the amount of principal due and payable will be limited to the principal amount of the note multiplied by the sum of its issue price (expressed as a percentage of the principal amount) plus the original issue discount amortized from the date the note was issued to the date of declaration, which amortization shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration).

  Unless otherwise specified in the applicable pricing supplement, the record date for any interest payment date for a floating rate note will be the date (whether or not a Business Day) 15 calendar days immediately before the interest payment date, and for a fixed rate note will be the February 1 or August 1 (whether or not a Business Day) immediately before the interest payment date or Maturity, as the case may be.

  Interest payments on the notes will equal the amount of interest accrued from and including the immediately preceding interest payment date on which interest was paid or made available for payment (or from and including the date of issue, if no interest has been paid) to but excluding the related interest payment date or Maturity, as the case may be.

FIXED RATE NOTES

  Each fixed rate note will bear interest from the date it is originally issued at the rate per annum stated on its face until the principal amount is paid or made available for payment. Unless otherwise set forth in the applicable pricing supplement, we will pay interest on each fixed rate note semiannually in arrears on each February 15 and August 15 and at Maturity. Each payment of interest on an interest payment date will include interest accrued to but excluding such interest payment date. Interest on fixed rate notes will be computed using a 360-day year of twelve 30-day months.

  If any payment date for a fixed rate note falls on a day that is not a Business Day, we will make the payment on the next Business Day, without additional interest.

FLOATING RATE NOTES

  Each floating rate note will have an interest rate formula. The formula may be based on:

  (a) the CD Rate;

  (b) the CMT Rate;

  (c) the Commercial Paper Rate;

  (d) the Federal Funds Rate;

  (e) LIBOR;

  (f) the Prime Rate;

  (g) the Treasury Rate; or

  (h) another Base Rate or formula described in the pricing supplement and in the note.

  The pricing supplement will also indicate any Spread and/or Spread Multiplier, which would be applied to the interest rate formula to determine the interest rate. Any floating rate note may have a maximum or minimum interest rate limitation.

  We will appoint a calculation agent to calculate interest rates on the floating rate notes. Unless we choose a different party in the pricing supplement, the paying agent will be the calculation agent for each note. Upon request, the calculation agent will provide the current interest rate and, if different, the interest rate that will become effective on the next Interest Reset Date.

  The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually (this period is the "Interest Reset Period", and the first day of each Interest Reset Period is an "Interest Reset Date"), as specified in the pricing supplement. Unless otherwise specified in the pricing supplement, the Interest Reset Dates will be:

  (a) for floating rate notes that reset daily, each Business Day;

  (b) for floating rate notes (other than Treasury Rate notes) that reset weekly, Wednesday of each week;

  (c) for Treasury Rate notes that reset weekly, Tuesday of each week (except as provided below under "Treasury Rate Notes");

  (d) for floating rate notes that reset monthly, the third Wednesday of each month;

  (e) for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

  (f) for floating rate notes that reset semianuually, the third Wednesday of each of the two months of each year specified in the pricing supplement; and

  (g) for floating rate notes that reset annually, the third Wednesday of one month of each year specified in the pricing supplement.

  If an Interest Reset Date for any floating rate note falls on a day that is not a Business Day, it will be postponed to the following Business Day, except that, in the case of a LIBOR note, if that Business Day is in the next calendar month, the Interest Reset Date will be the immediately preceding Business Day.

  Floating rate notes will accrue interest from and including the original issue date or the last date to which interest has been paid or provided for, as the case may be, to but excluding the applicable Interest Payment Date, as described below, or Maturity, as the case may be.

  Accrued interest on floating rate notes will be calculated by multiplying the principal amount of such note (or, in the case of an indexed note, unless otherwise specified in the pricing supplement, the face amount of such indexed note) by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each day will be computed by dividing the interest rate in effect on that day by 360, in the case of CD Rate notes, Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes and Prime Rate notes, or by the actual number of days in the year, in the case of Treasury Rate notes or CMT Rate notes. For these calculations, the interest rate in effect on any Interest Reset Date will be the new reset rate.

  The calculation agent will round all percentages resulting from any calculation of the rate of interest on a floating rate note, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward, and all currency amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest one-hundredth of a unit (with .005 of a unit being rounded upward).

  Unless we state otherwise in the applicable prospectus supplement, we will pay interest on floating rate notes as follows:

  (a) for notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year as specified in the applicable pricing supplement;

  (b) for notes that reset quarterly, on the third Wednesday of March, June, September, and December of each year;

  (c) for notes that reset semiannually, on the third Wednesday of each of two months of each year specified in the pricing supplement; and

  (d) for notes that reset annually, on the third Wednesday of one month of each year specified in the pricing supplement.

Each of the above dates is an "Interest Payment Date". We will also pay interest on all notes at Maturity.

  If an Interest Payment Date (other than at Maturity) for any floating rate note falls on a day that is not a Business Day, it will be postponed to the following Business Day, except that, in the case of a LIBOR note, if that Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day.

  If the Maturity for a floating rate note falls on a day that is not a Business Day, we will make the payment on the next Business Day, without additional interest.

  References below to information services include any successor information services.

CD Rate Notes

  Each CD Rate note will bear interest at a specified rate that will be reset periodically based on the CD Rate and any Spread and/or Spread Multiplier.

  "CD Rate" means, with respect to any Interest Determination Date, the rate on that Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in H.15(519) under the heading "CDs (Secondary Market)".

  The following procedures will apply if the rate cannot be set as described above:

    (a) If the rate is not published in H.15(519) prior to 9:00 a.m. on the Calculation Date, then the CD Rate will be the rate for negotiable certificates of deposit having the specified Index Maturity as published in Composite Quotations under the heading "Certificates of Deposit".

    (b) If the rate is not published either in H.15(519) or in Composite Quotations by 3:00 p.m. on that Calculation Date, the CD Rate will be the average of the secondary market offered rates, as of 10:00 a.m., of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent for negotiable certificates of deposit of major money market banks with a remaining maturity closest to the specified Index Maturity in a denomination of $5,000,000.

    (c) If fewer than three dealers are providing quotes, the rate will be the same as the rate used in the prior interest period.

Commercial Paper Rate Notes

  Each Commercial Paper Rate note will bear interest at a specified rate that will be reset periodically based on the Commercial Paper Rate and any Spread and/or Spread Multiplier.

  "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the specified Index Maturity as published in H.15(519) under the heading "Commercial Paper--Nonfinancial".

  The following procedures will apply if the rate cannot be set as described above:

    (a) If the rate is not published in H.15(519) prior to 9:00 a.m. on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate for commercial paper having the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper".

    (b) If the rate is not published either in H.15(519) or in Composite Quotations by 3:00 p.m. on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the average for the offered rates, as of 11:00 a.m., on that Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the calculation agent for commercial paper having the specified Index Maturity placed for an industrial issuer whose bond rating is "AA", or the equivalent, by a nationally recognized rating agency.

    (c) If fewer than three dealers are providing quotes, the rate will be the same as the rate used in the prior interest period.

Federal Funds Rate Notes

  Each Federal Funds Rate note will bear interest at a specified rate that will be reset periodically based on the Federal Funds Rate and any Spread and/or Spread Multiplier.

  "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on specified dates for Federal Funds published in H.15(519) prior to 11:00 a.m. under the heading "Federal Funds (Effective)".

  The following procedures will apply if the rate cannot be set as described above:

    (a) If the rate is not published in H.15(519) prior to 11:00 a.m. on the Calculation Date, then the Federal Funds Rate will be the rate on such Interest Determination Date published in Composite Quotations under the heading "Federal Funds/Effective Rate".

    (b) If the rate is not published either in H.15(519) or in Composite Quotations by 3:00 p.m. on the Calculation Date, the Federal Funds Rate will be the average of the rates, as of 11:00 a.m. on that Interest Determination Date, for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in The City of New York selected by the calculation agent.

    (c) If fewer than three brokers are providing quotes, the rate will be the same as the rate used in the prior interest period.

LIBOR Notes

  Each LIBOR note will bear interest at a specified rate that will be reset periodically based on LIBOR and any Spread and/or Spread Multiplier.

  The calculation agent will determine LIBOR on each Interest Determination Date as follows:

    (a) With respect to any Interest Determination Date, LIBOR will be generally determined as either:

      (1) the average of the offered rates for deposits in the Index Currency having the specified Index Maturity beginning on the second London Business Day immediately after the Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two offered rates appear on the Reuters Screen LIBO Page; or

      (2) the rate for deposits in the Index Currency having the specified Index Maturity beginning on the second London Business Day immediately after such date, that appears on the Telerate Page 3750 as of 11:00 a.m., London time, on that Interest Determination Date.

      If we do not specify either Reuters Screen LIBO Page or Telerate Page 3750 in the pricing supplement, LIBOR will be determined based on Telerate Page 3750.

      Where (1) above applies, if fewer than two offered rates appear on the Reuters Screen LIBO Page, or, where (2) above applies, if no rate appears on the Telerate Page 3750, LIBOR for that Interest Determination Date will be determined based on the rates on that Interest Determination Date at approximately 11:00 a.m., London time, at which deposits on that date in the Index Currency for the period of the specified Index Maturity are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent and in a principal amount that in the calculation agent's judgment is representative for a single transaction in the Index Currency in such market at such time (a "Representative Amount"). The offered rates must begin on the second London Business Day immediately after the Interest Determination Date.

    The calculation agent will request the principal London office of each of these banks to quote its rate. If the calculation agent receives at least two quotations, LIBOR will be the average of those quotations.

    (b) If the calculation agent receives fewer than two quotations, LIBOR will be the average of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in the Principal Financial Center selected by the calculation agent. The rates will be for loans in the Index Currency to leading European banks having the specified Index Maturity beginning on the second London Business Day after that date and in a Representative Amount.

    (c) If fewer than three banks provide quotes, the rate will be the same as the rate used in the prior interest period.

Treasury Rate Notes

  Each Treasury Rate note will bear interest at a specified rate that will be reset periodically based on the Treasury Rate and any Spread and/or Spread Multiplier.

  "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the specified Index Maturity as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)".

  The following procedures will apply if the rate cannot be set as described above:

    (a) If the rate is not published in H.15(519) by 9:00 a.m. on the Calculation Date, the rate will be the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days as applicable, and applied on a daily basis) for such auction as otherwise announced by the U.S. Department of the Treasury.

    (b) If the results of the auction of Treasury bills having the specified Index Maturity are not published in H.15(519) by 9:00 a.m., or otherwise published or reported as provided above by 3:00 p.m., on the Calculation Date, or if no auction is held in a particular week, then the Treasury Rate will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the average of the secondary market bid rates as of approximately 3:30 p.m. on the Interest Determination Date, of three leading primary U.S. government securities dealers in The City of New York selected by the calculation agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity.

    (c) If fewer than three dealers are providing quotes, the rate will be the same as the rate used in the prior interest period.

Prime Rate Notes

  Each Prime Rate note will bear interest at a specified rate that will be reset periodically based on the Prime Rate and any Spread and/or Spread Multiplier.

  "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth on that Interest Determination Date in H.15(519) under the heading "Bank Prime Loan".

  The following procedures will apply if the rate cannot be set as described above:

    (a) If the rate is not published in H.15(519) prior to 9:00 a.m. on the Calculation Date, then the Prime Rate will be the average (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) of the rates publicly announced by each bank on the Reuters Screen USPRIME1 Page as its prime rate or base lending rate for that Interest Determination Date.

    (b) If fewer than four, but more than one, rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be the average of the prime rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by four major money center banks in The City of New York selected by the calculation agent.

    (c) If fewer than two rates appear, the Prime Rate will be determined based on the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or State authority, as selected by the calculation agent.

    (d) If no banks are providing quotes, the rate will be the same as the rate used for the prior interest period.

CMT Rate Notes

  Each CMT Rate note will bear interest at a specified rate that will be reset periodically based on the CMT Rate and any Spread or Spread Multiplier.

  "CMT Rate" means, with respect to any Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption " . . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 p.m.", under the column for the specified Index Maturity for:

    (1) if the Designated CMT Telerate Page is 7055, the rate for the Interest Determination Date; or

    (2) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the Interest Determination Date occurs.

  The following procedures will apply if the rate cannot be set as described above:

    (a) if we do not specify any page, the Designated CMT Telerate Page will be 7052 for the most recent week. If that rate is no longer displayed on the relevant page, or if it is not displayed by 3:00 p.m. on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate for the specified Index Maturity as published in the relevant H.15(519).

    (b) If the rate is no longer published in H.15(519), or is not published by 3:00 p.m. on the Calculation Date, then the CMT Rate for that determination date will be the Treasury constant maturity rate for the specified Index Maturity (or other U.S. Treasury rate for such Index Maturity for that Interest Determination Date) as may then be published by either the Federal Reserve Board or the U.S. Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

    (c) If that information is not provided by 3:00 p.m. on the Calculation Date, then the CMT Rate will be calculated as a yield to maturity, based on the average of the secondary market closing offer side prices as of approximately 3:30 p.m. on that Interest Determination Date reported, according to their written records, by three leading primary U.S. government securities dealers (each, a "Reference Dealer") in The City of New York selected by the calculation agent. These dealers will be selected from five Reference Dealers.

    The calculation agent will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the specified Index Maturity and a remaining term to maturity of not less than the specified Index Maturity minus one year.

    If two Treasury Notes with an original maturity as described in the preceding sentence have remaining terms to maturity equally close to the specified Index Maturity, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

    (d) If the calculation agent cannot obtain three Treasury Note quotations, the CMT Rate will be calculated as a yield to maturity based on the average of the secondary market offer side prices as of approximately 3:30 p.m. on that Interest Determination Date of three Reference Dealers in The City of New York selected by the calculation agent using the same method described above, for Treasury Notes with an original maturity of the number of years that is the next highest to the specified Index Maturity with a remaining term to maturity closest to such Index Maturity and in an amount of at least $100 million.

    If three or four (and not five) of the Reference Dealers are providing quotes, then the CMT Rate will be based on the average of the offer prices obtained, and neither the highest nor the lowest of such quotes will be eliminated.

    (e) If fewer than three Reference Dealers are providing quotes, the rate will be the same as the rate used in the prior interest period.

EUROPEAN MONETARY UNION

  Unless we state otherwise in a pricing supplement, to the extent legally permissible, neither the occurrence or non-occurrence of an EMU Event, nor the entry into force of any law, regulation, directive or order that requires us to redenominate or consolidate on terms different from those we describe below, will alter any term of, or discharge or excuse performance under, the Senior Indenture or the notes, nor would it permit the Trustee, the holders of the notes, us or any of our agents the right unilaterally to alter or terminate the Senior Indenture or the notes or give rise to any event of default or otherwise be the basis for any rescission or renegotiation of the Senior Indenture or the notes. To the extent legally permissible, the occurrence or non-occurrence of an EMU Event will be considered to occur automatically pursuant to the terms of the notes.

  An "EMU Event" means any event associated with the European Monetary Union in the European Community, including:

  (a) the introduction or operation of the Euro;

  (b) the fixing of exchange rates between the currency of a Participating Member State and the Euro or between the currencies of Participating Member States;

  (c) the substitution of the Euro for the ECU as the unit of account of the European Community or the European Central Bank;

  (d) the introduction of the Euro as the lawful currency in a Participating Member State;

  (e) the withdrawal from legal tender of any currency that, before the introduction of the Euro, was the lawful currency in any of the Participating Member States;

  (f) the disappearance or replacement of a relevant rate option or other price source for the ECU or the currency of any Participating Member State or the failure of the agreed price or rate sponsor or screen provider to publish or display the required information; or

  (g) any combination of the above.

REDENOMINATION

  If payments on the notes of a series are to be made in a foreign or composite currency and (i) the issuing country of that currency becomes a Participating Member State; or (ii) the currency is the ECU and the Euro is substituted for it as the unit of account of the European Community or the European Central Bank, then we may, solely at our option and without the consent of holders or the need to amend the Senior Indenture or the notes, redenominate all of the notes of that series into Euros (whether or not any other similar series of notes are so redenominated) on any interest payment date after the EMU Date and after the date on which that country became a Participating Member State or the substitution of the Euro occurred, respectively. We will give holders at least 30 days' notice of the redenomination, including a description of the way we will implement it. If we elect to redenominate a series of notes, it will be redenominated either:

  (a) in a manner and in compliance with all requirements of relevant monetary, stock exchange or other authorities and existing or expected market practices consistent with the requirements for debt obligations issued in the Euromarkets that are held in international clearing systems; or

  (b) if we do not implement the redenomination as described above, we will convert the nominal specified currency amount of each note of the series into Euros by using the fixed conversion rate adopted by the Council of the European Union for the affected currency, and the series will be replaced either (i) by notes of the same series equal in value to the amount redenominated, but denominated in Euros and each with a denomination of one cent; or (ii) if the international clearing systems for the notes do not then accept for clearance and settlement redenominated Euromarket debt obligations, each of that denomination, by notes of the same series equal in value to the amount redenominated, but denominated in Euros and each with a denomination of one Euro.

  We will pay any balance remaining from a redenomination in cash. The cash adjustment will be payable in Euros to or on the order of holders of the affected series in the same way interest is paid.

  Despite the above procedures, solely at our option and without the consent of holders or the need to amend the Senior Indenture or the notes, we may elect that, beginning on the date of redenomination of a series of notes or any later interest payment date as we may specify, the denominations of the notes of that series will be one cent (if applicable), Euro 1, Euro 10, Euro 100, Euro 1,000, Euro 10,000, Euro 100,000 and Euro 1,000,000. The minimum denominations of the notes after redenomination will not be lower than the equivalent of any minimum denominations of the notes required by law, regulation or market practice. We may elect to permit holders to exchange then-existing Euro-denominated notes of a series for notes of the new denominations having the same aggregate nominal amount as the notes being exchanged. We will give holders at least 30 days' irrevocable notice if we make this election.

  Once we have redenominated a series of notes (or when we issue any notes originally denominated in Euros), "Business Day" for those notes will be (i) as defined for either fixed or floating rate Euro-denominated Euromarket debt obligations and in a way that is consistent with then-existing or expected market practices, as we determine them to be; or (ii) if we do not make the determination described in clause (i), as defined prior to the redenomination (or issuance); or (iii) if we would be unable to make payments on the notes on the required dates if the definition were as described in clause (ii), as defined by us in any other way.

   Solely at our option and without the consent of holders, references in the notes to any other convention (whether for the calculation of interest, determination of payment dates or otherwise) may be amended, with effect from
(i) the date of redenomination; (ii) the interest payment date following the substitution of the Euro for the specified currency; or (iii) any later interest payment date that we may specify to comply with conventions applicable to Euro-denominated Euromarket debt obligations under requirements of relevant monetary, stock exchange or other authorities, and any market practices consistent with those requirements as we, in our discretion, determine to apply to other Euromarket debt obligations that have also been redenominated. The terms of the notes will be deemed to be amended accordingly.

  If we elect to consolidate the notes of a series with other similar series of notes by reference to the same interest payment date as a redenomination of the notes of that series into Euros or to a later interest payment date, we will apply the provisions of "Description of Notes--Consolidation" below with effect from the date of consolidation.

  If a redenominated note is a floating rate note, the rate of interest that will apply to the note beginning on the interest payment date falling on or immediately prior to the redenomination date will be (i) the interest rate that applied prior to redenomination, with Euros substituted for the specified currency, unless that interest rate is inconsistent with then-existing or expected market practices for Euro-denominated Euromarket debt obligations with floating rate interest payments of frequencies identical or substantially similar to the frequency of interest payments under the note, as we determine; or (ii) if that interest rate is so inconsistent, the interest rate that would be consistent with then-existing or expected market practices for Euro-denominated Euromarket debt obligations, in each case with such interest rate equal to the interest rate applicable to the note (adjusted as described above), plus or minus any Spread or Spread Multiplier indicated in the pricing supplement, as we determine.

  Unless and until the notes of a redenominated series are consolidated with similar series of other securities as described under "Description of Notes-- Consolidation" below, the interest accrual basis and the provisions of the notes of that series relating to the source and determination of the interest accrual basis that will begin on the interest payment date falling on or immediately prior to the date of redenomination will be:

  (a) the interest accrual basis and those provisions that applied prior to redenomination, unless that interest accrual basis is or those provisions are inconsistent with then-existing or expected market practices for Euro-denominated Euromarket debt obligations with fixed rate or floating rate interest payments of frequencies identical or substantially similar to the frequency of interest payments under those notes, based, in the case of floating interest rate payments, on the reference rate for the notes prior to the date of redenomination, as we determine; or

  (b) if the interest accrual basis that applied previously is or those provisions are so inconsistent, the interest accrual basis or the provisions of the notes of that series relating to the source and determination of that interest accrual basis, as the case may be, which is consistent with the then-existing or expected market practices for Euro-denominated Euromarket debt obligations with fixed rate or floating rate interest payments of frequencies identical or substantially similar to the frequency of interest payments under those notes, based, in the case of floating interest rate payments, on the reference rate applicable to the notes (adjusted as described above), as we determine.

  We may, with the consent of the Trustee but without consent of the holder of any note, make any change or addition to the terms of the notes of a series if we and the Trustee believe it is necessary or appropriate to facilitate the implementation of the practical aspects of the introduction of the Euro or to correct any clear error or any ambiguity or any defective provisions of the notes, so long as the change or addition is not materially prejudicial to the interests of the holders of the affected series. Any change or addition will be binding on the holders of the notes of that series, the Trustee, the paying agents, us and any of our other agents. Any change or addition will be considered to be made by operation of the terms of the relevant notes. We will promptly notify holders of any change or addition.

CONSOLIDATION

  If (i) the payments on the notes of a series are to be made in any specified currency (including ECU) other than U.S. dollars; and (ii) after the EMU Date, the issuing country of that currency becomes a Participating Member State or, if the currency is the ECU and the Euro is substituted for it as the unit of account of the European Community or the European Central Bank, then, subject to the provisions below, we may, without the consent of the holders of those notes or the need to amend the Senior Indenture, consolidate the notes of that series with one or more other similar series of notes on any interest payment date after the EMU Date has occurred (or if that day is not a business day in any location that we determine to be necessary or appropriate for the consolidation, the next day that is a business day in that location). We will give holders at least 30 days' notice of the consolidation, including a description of the way we will implement it. A consolidation may only be carried out if all of the affected notes have been redenominated in Euros on or before the interest payment date falling on or immediately prior to the date of the proposed consolidation (if not already so denominated), and no default or event of default under any of the notes is continuing.

  We may exercise our right referred to above if we determine that the notes that we propose to consolidate (i) may be cleared and settled on an interchangeable basis with the same securities identification numbers through the main clearing systems through which each series of notes was previously cleared and settled unless on the date of the proposed consolidation it will be impossible so to clear and settle the consolidated notes in one or more of those systems, in which case the consolidated notes need not so clear and settle through any unavailable clearing system unless it would be materially prejudicial to the holders of the notes of the affected series; and (ii) if any of the series to be consolidated was listed on any European stock exchange on which debt obligations are customarily listed immediately prior to the consolidation, will be listed on at least one of those exchanges.

  Once we have consolidated two or more series of notes, "Business Day" for those notes will be (i) as defined for fixed or floating rate Euro-denominated Euromarket debt obligations and in a way consistent with existing or anticipated market practices as we determine them to be; or (ii) if we do not make the determination described in clause (i), as defined prior to the consolidation; or (iii) if we would be unable to make payments on the notes on the required dates if the term were defined as described in clause (ii), as defined by us in any other way.

  From the date of consolidation of any series of notes or any later interest payment date, we may, solely at our option and without the consent of holders, change the nominal amounts in which those notes are denominated as a result of any previous redenomination, as well as the conventions applicable to those notes, in each case as described under "Description of Notes--Redenomination".

  The interest accrual basis and the provisions of a series relating to the source and determination of the interest accrual basis that will apply to the consolidated notes beginning on the interest payment date falling on or immediately prior to the date of consolidation will remain the same if the series consolidated had the same interest accrual basis and the same provisions prior to consolidation. If that is not the case, then despite the provisions of "Description of Notes--Redenomination" above, the interest accrual basis or the provisions of the notes of a consolidated series relating to the source and determination of the interest accrual basis that will apply beginning on the interest payment date falling on or immediately prior to the date of consolidation will be:

  (a) the interest accrual basis or those provisions that applied to those notes prior to consolidation, unless that interest accrual basis is or those provisions are inconsistent with then-existing or expected market practices for Euro-denominated Euromarket debt obligations with fixed rate or floating rate interest payments of frequencies identical or substantially similar to the frequency of interest payments under those notes, as we determine; or

  (b) if the interest accrual basis that applied prior to consolidation is or those provisions are so inconsistent, the interest accrual basis or the provisions of the notes of that series relating to the source and determination of the interest accrual basis that would be consistent with then-existing or expected market practices for Euro-denominated Euromarket debt obligations with fixed rate or floating rate interest payments of frequencies identical or substantially similar to the frequency of interest payments under those notes, as we determine.

  Upon any consolidation, without the consent of holders of the affected notes, we may change the nominal amounts in which the affected notes are denominated as a result of any previous redenomination. Upon any consolidation of the notes of a series represented by a global note or master note with any other series of notes so represented, we may change the depositary that holds the notes of either series either physically or on behalf of the clearing system through which the notes of that series are held or we may issue a replacement global note or global notes representing them. Notes of any series represented by certificated notes must be exchanged for notes represented by a global note or master note prior to any consolidation. If an exchange is not possible under the terms of any notes, we will not consolidate those notes with any other series of notes represented by a global note or master note.

  We may, with the consent of the Trustee but without the consent of the holders of any note, make any change or addition to the terms of the notes of a series if we and the Trustee believe it is necessary or appropriate to implement the relevant consolidation of notes or to correct any clear error or any ambiguity or any defective provisions of the notes, so long as the change or addition is not materially prejudicial to the interests of the holders of the affected series. Any change or addition will be binding on the holders of the notes of that series, the Trustee, the paying agents, us and any of our agents. Any change or addition will be considered to be made by operation of the terms of the relevant notes. We will promptly notify holders of any change or addition.

INDEXED NOTES

  We may offer indexed notes under which principal or interest is determined by reference to an index related to:

  (a) the rate of exchange between the specified currency for such note and the Index Currency;

  (b) the difference in the price of a specified commodity on specified dates;

  (c) the difference in the level of a specified stock index, which may be based on U.S. or foreign stocks, on specified dates; or

  (d) any other objective price or economic measures described in the pricing supplement.

  We will describe the manner of determining principal and interest amounts in the pricing supplement. We will also include historical and other information regarding the index or indexes and information concerning tax consequences to holders of indexed notes.

  Interest payable on an indexed note will be based on the face amount of the note. The pricing supplement will describe whether the principal payable upon redemption or repayment prior to Maturity will be the face amount, the index principal amount at the time of redemption or repayment or some other amount.

AMORTIZING NOTES

  We may offer amortizing notes. Unless otherwise specified in the pricing supplement, interest on an amortizing note will be computed using a 360-day year of twelve 30-day months. Payments on amortizing notes will be applied first to interest due and payable and then to the unpaid principal amount. Further information about amortizing notes will be specified in the pricing supplement.

BOOK-ENTRY SYSTEM

  Upon issuance, all notes having the same original issue date and otherwise identical terms will be represented by a single global note. Each global note representing book-entry notes will be deposited with DTC. This means that we will not issue certificates to each holder. A single global note will be issued to DTC. DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred, except that DTC, its nominees and their successors may transfer a global note as a whole to one another.

  Beneficial interests in global notes will be shown on, and transfers of interests will be made only through, records maintained by DTC and its participants. The laws of some jurisdictions require that certain purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global note.

  We will wire principal and interest payments to DTC or its nominee. We and the Trustee will treat DTC or its nominee as the owner of a global note for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global note to owners of beneficial interests in a global note.

  It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global note as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in a global note, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not our responsibility or that of DTC or the Trustee.

  Notes represented by a global note will be exchangeable for certificated notes with the same terms in authorized denominations only if:

  (a) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

  (b) we determine not to require all of the notes of a series to be represented by a global note and notify the Trustee of our decision.

  DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

OTHER PROVISIONS; ADDENDA

  We may modify any provisions of a note by using the section marked "Other Provisions" on the face of the note or by providing an addendum to the note.

OPTIONAL REDEMPTION, REPAYMENT AND REPURCHASE

  The pricing supplement for a note will indicate whether we will have the option to redeem the note before the stated maturity and the price and date or dates on which redemption may occur. If we are allowed to redeem a note, we may exercise the option by notifying the Trustee and the paying agent at least 45 days prior to the redemption date. At least 30 but not more than 60 days before the redemption date, the Trustee will mail notice or cause the paying agent to mail notice of redemption to the holders. If a note is only redeemed in part, we will issue a new note or notes for the unredeemed portion.

  The pricing supplement relating to a note will also indicate whether you will have the option to elect repayment by us prior to the stated maturity and the price and the date or dates on which repayment may occur.

  For a note to be repaid, the paying agent must receive at least 30 but not more than 45 days prior to an optional repayment date, such note with the form entitled "Option to Elect Repayment" on the reverse of the note completed. You may also send the paying agent a facsimile or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States describing the particulars of the repayment including a guarantee that the note and the form entitled "Option to Elect Repayment" will be received by the paying agent no later than five Business Days after such facsimile or letter. If you present a note for repayment, such act will be irrevocable. You may exercise the repayment option for less than the entire principal of the note, provided the remaining principal outstanding is an authorized denomination. If you elect partial repayment, your note will be cancelled, and we will issue a new note or notes for the remaining amount.

  DTC or its nominee will be the holder of each global note and will be the only party that can exercise a right of repayment. If you are a beneficial owner of a global note and you want to exercise your right of repayment, you must instruct your broker or indirect participant through which you hold your interest to notify DTC. You should consult your broker or such indirect participant to discuss the appropriate cut-off times and any other requirements for giving this instruction.

  Regardless of anything in this prospectus supplement to the contrary, if a note is an Original Issue Discount Note (other than an indexed note), the amount payable in the event of redemption or repayment prior to its stated maturity will be the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of an Original Issue Discount Note will be equal to (i) the issue price plus (ii) that portion of the difference between the issue price and the principal amount of the note that has accrued at the yield to maturity described in the pricing supplement (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date. However, in no case will the amortized face amount of an Original Issue Discount Note exceed its principal amount.

  We may at any time purchase notes at any price in the open market or otherwise. We may hold, resell or surrender for cancellation any notes that we purchase.

                       UNITED STATES TAX CONSIDERATIONS

  The following is a summary of certain U.S. federal income tax considerations that may be relevant to a holder of a note that is a U.S. holder. A U.S. holder is an individual who is a citizen or resident of the United States, a United States domestic corporation, or any other person that is subject to United States federal income tax on a net income basis in respect of its investment in a note. This summary is based on laws, regulations, rulings and decisions now in effect, which may change. Any change could apply retroactively and could affect the continued validity of this summary. This summary deals only with U.S. holders that hold notes as capital assets. It does not address considerations applicable to investors that may be subject to special tax rules, such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, traders in securities or commodities that elect mark to market treatment, persons that will hold notes as a hedge against currency risk or as a position in a "straddle" or conversion transaction, tax exempt organizations, holders who are not U.S. holders, or persons that have a "functional currency" other than the U.S. dollar.

  You should consult your tax adviser about the tax consequences of holding notes, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

PAYMENTS OR ACCRUALS OF INTEREST

  Payments of or accruals of "qualified stated interest" (as defined below) on a note will be taxable to a U.S. holder as ordinary interest income at the time that the holder accrues or receives such amounts (in accordance with the holder's method of tax accounting). If a U.S. holder using the cash method of tax accounting elects to receive payments of interest pursuant to the terms of a note in a currency or currency unit other than U.S. dollars (a "foreign currency"), the amount of interest income realized by the holder will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date of receipt regardless of whether the payment is converted into U.S. dollars. In the case of an accrual basis U.S. holder, the amount of interest income will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, an accrual basis U.S. holder may elect to translate all interest income on foreign currency-denominated notes at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date the holder receives the interest payment if that date is within five business days of the end of the accrual period. A U.S. holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service. A U.S. holder that uses the accrual method of accounting for tax purposes will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the note.

PURCHASE, SALE AND RETIREMENT OF NOTES

  A U.S. holder's tax basis in a note generally will equal the cost of the note to that holder, increased by any amounts includible in income by the holder as original issue discount and market discount, and reduced by any amortized premium (each as described below) and any payments other than qualified stated interest made on the note. The cost to a U.S. holder of a note denominated in a foreign currency will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. In the case of a foreign currency note that is traded on an established securities market, a cash-basis U.S. holder (or, if it so elects, an accrual-basis U.S. holder) will determine the U.S. dollar value of the cost of the note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The amount of any subsequent adjustments to the holder's tax basis in a note in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below. The conversion of U.S. dollars to a foreign currency and the immediate use of that currency to purchase a note generally will not result in taxable gain or loss for a U.S. holder.

  Upon the sale, exchange or retirement of a note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the transaction (less any accrued qualified stated interest, which will be taxable as such) and the U.S. holder's tax basis in the note. If a U.S. holder elects to receive foreign currency in respect of the sale, exchange or retirement of a foreign currency note, the amount realized generally will be the dollar value of the foreign currency the holder receives calculated at the exchange rate in effect on the date the foreign currency note is disposed of or retired. In the case of a foreign currency note that is traded on an established securities market, a cash-basis U.S. holder (or, if it so elects, an accrual-basis U.S. holder) will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

  The election available to accrual-basis U.S. holders in respect of the purchase and sale of foreign currency notes traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

  Except as discussed below with respect to market discount and foreign currency gain or loss, gain or loss recognized by a U.S. holder on the sale, exchange or retirement of a note generally will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. The Internal Revenue Code of 1986, provides preferential treatment under certain circumstances for net long-term capital gains recognized by individual investors. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to a maximum tax rate of 28% for notes held for more than one year and to a maximum rate of 20% for notes held more than 18 months. Legislation currently pending in Congress generally would, if enacted in its current form, subject long-term capital gain recognized by an individual holder to a maximum rate of 20% for notes held for more than one year, effective for amounts properly taken into account on or after January 1, 1998. The ability of U.S. holders to offset capital losses against ordinary income is limited.

  Notwithstanding the foregoing, gain or loss recognized by a U.S. holder on the sale, exchange or retirement of a foreign currency note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held the note. This foreign currency gain or loss will not be treated as an adjustment to interest income that the holder receives on the note.

ORIGINAL ISSUE DISCOUNT

  U.S. holders of Original Issue Discount Notes generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and certain Treasury regulations. U.S. holders of these notes should be aware that, as described in greater detail below, they generally must include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

  In general, each U.S. holder of an Original Issue Discount Note with a maturity greater than one year, whether the U.S. holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the "daily portions" of original issue discount on that note for all days during the taxable year that the holder owns the note. The daily portions of original issue discount on an Original Issue Discount Note are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Note, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. In the case of an initial holder, the amount of original issue discount on an Original Issue Discount Note allocable to each accrual period is determined by (i) multiplying the "adjusted issue price" (as defined below) of the note at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity of the note and the denominator of which is the number of accrual periods in a year and
(ii) subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by the Company) at least annually during the entire term of an Original Issue Discount Note at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices. In the case of an Original Issue Discount Note that is a floating rate note, both the "annual yield to maturity" and the "qualified stated interest" will be determined for these purposes as though the note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the note on its date of issue or, in the case of some floating rate notes, the rate that reflects the yield that is reasonably expected for the note. (Additional rules may apply if interest on a floating rate note is based on more than one interest index.) The "adjusted issue price" of an Original Issue Discount Note at the beginning of any accrual period will generally be the sum of its issue price (including any accrued interest) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the note in all prior accrual periods. All payments on an Original Issue Discount Note (other than qualified stated interest) will generally be viewed first as payments of previously accrued original issue discount (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The "annual yield to maturity" of a note is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the note to equal the issue price. As a result of this "constant yield" method of including original issue discount income, the amounts so includible in gross income by a U.S. holder in respect of an Original Issue Discount Note denominated in U.S. dollars are generally lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

  A U.S. holder generally may make an irrevocable election to include in its income its entire return on a note (i.e., the excess of all remaining payments to be received on the note, including payments of qualified stated interest, over the amount paid by the holder for the note) under the constant yield method described above. For notes purchased at a premium or bearing market discount in the hands of the U.S. holder, the holder making this election will also be deemed to have made the election (discussed below in "Premium and Market Discount") to amortize premium or to accrue market discount in income currently on a constant yield basis.

  In the case of an Original Issue Discount Note that is also a foreign currency note, a U.S. holder should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method, and (ii) translating the foreign currency amount so received at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period). Alternatively, the holder may translate the foreign currency amount so derived at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that the U.S. holder has made the election described under "Payments or Accruals of Interest" above. Because exchange rates may fluctuate, a U.S. holder of an Original Issue Discount Note that is also a foreign currency note may recognize a different amount of original issue discount income in each accrual period than would the holder of an otherwise similar Original Issue Discount Note denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Note), a U.S. holder will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Note, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

  A subsequent U.S. holder of an Original Issue Discount Note that purchases the note at a cost less than its "remaining redemption amount", or an initial United States holder that purchases an Original Issue Discount Note at a price other than the note's issue price, also generally will be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if the subsequent holder acquires the Original Issue Discount Note at a price greater than its adjusted issue price, the holder may reduce its periodic inclusions of original issue discount income to reflect the premium paid over the adjusted issue price. The remaining redemption amount for an Original Issue Discount Note is the total of all future payments to be made on the note other than qualified stated interest.

  Certain of the Original Issue Discount Notes may be redeemed prior to Maturity, either at the option of the Company or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the pricing supplement. Original Issue Discount Notes containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Notes with these features, you should carefully examine the pricing supplement and consult your tax adviser about them since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the notes.

SHORT-TERM NOTES

  The rules described above will also generally apply to Original Issue Discount Notes with maturities of one year or less ("short-term notes"), but with some modifications.

  First, the original issue discount rules treat none of the interest on a short-term note as qualified stated interest, but treat a short-term note as having original issue discount. Thus, all short-term notes will be Original Issue Discount Notes. Except as noted below, a cash-basis U.S. holder of a short-term note that does not identify the short-term note as part of a hedging transaction will generally not be required to accrue original issue discount currently, but will be required to treat any gain realized on a sale, exchange or retirement of the note as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the note during the period the holder held it. A U.S. holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term note until the Maturity of the note or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, a cash-basis U.S. holder of a short-term note may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A U.S. holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include original issue discount on a short-term note in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

  Second, any U.S. holder of a short-term note (whether a cash- or accrual-basis holder) can elect to accrue the "acquisition discount", if any, with respect to the note on a current basis. Acquisition discount is the excess of the remaining redemption amount of the note at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If a U.S. holder elects to accrue acquisition discount, the original issue discount rules will not apply.

  Finally, the market discount rules described below will not apply to short-term notes.

  As described above, certain of the notes may be subject to special redemption features. These features may affect the determination of whether a note has a maturity of one year or less and thus is a short-term note. If you purchase notes with these features, you should carefully examine the pricing supplement and consult your tax adviser about these features.

PREMIUM AND MARKET DISCOUNT

  A U.S. holder that purchases a note at a cost greater than the note's remaining redemption amount will be considered to have purchased the note at a premium, and may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. This election, once made, generally applies to all debt instruments held or subsequently acquired by the holder during or after the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. A U.S. holder that elects to amortize the premium must reduce its tax basis in the note by the amount of the premium amortized during its holding period. Original Issue Discount Notes purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency note, the holder should calculate the amortization of the premium in the foreign currency. Amortization deductions attributable to a period reduce interest payments in respect of that period, and therefore are translated into U.S. dollars at the rate used by the U.S. holder for those interest payments. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency note based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the note and the exchange rate on the date when the holder acquired the note. For a U.S. holder that does not elect to amortize premium, the amount of premium will be included in the holder's tax basis when the note matures or is disposed of. Therefore, a U.S. holder that does not elect to amortize premium and that holds the note to Maturity must generally treat the premium as capital loss when the note matures.

  If a U.S. holder purchases a note at a price that is lower than the note's remaining redemption amount, or in the case of an Original Issue Discount Note, the note's adjusted issue price, by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the note will be considered to bear "market discount" in the hands of the holder. In this case, gain realized by the holder on the disposition of the note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the note while held by the holder. In addition, the holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or continued to purchase or carry the note. In general, market discount will be treated as accruing ratably over the term of the note, or, at the election of the holder, under a constant yield method. A U.S. holder must accrue market discount on a foreign currency note in the specified currency. The amount includible in income by a U.S. holder in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that the note is disposed of.

  A U.S. holder may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the note as ordinary income. If a U.S. holder elects to include market discount on a current basis, the interest deduction deferral rule described above will not apply. The election, once made, applies to all market discount debt instruments acquired by the United States holder on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency note that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder's taxable year).

INDEXED NOTES AND OTHER NOTES PROVIDING FOR CONTINGENT PAYMENT

  Special rules govern the tax treatment of debt obligations that provide for contingent payments ("contingent debt obligations"). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. We will provide a detailed description of the tax considerations relevant to U.S. holders of any contingent debt obligations in the pricing supplement.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The paying agent will be required to file information returns with the Internal Revenue Service with respect to payments made to certain U.S. holders. In addition, certain U.S. holders may be subject to a 31% backup withholding tax in respect of these payments if they do not provide their taxpayer identification numbers to the paying agent. Persons holding notes who are not U.S. holders may be required to comply with certification procedures to establish that they are not U.S. holders in order to avoid these information reporting requirements and backup withholding tax.

                             PLAN OF DISTRIBUTION

  We are offering the notes on a continuous basis through agents that have agreed to use their reasonable best efforts to solicit orders. We have the right to accept orders or reject proposed purchases in whole or in part. The agents also have the right, using their reasonable discretion, to reject any proposed purchase of the notes in whole or in part. We will pay an agent a commission ranging from .150% to .750% of the principal amount of notes with a stated maturity of 1 year to 30 years. The exact commission paid will be determined by the stated maturity of the notes sold. Commissions with respect to notes with stated maturities of over 30 years will be negotiated at the time of sale. The following table describes the potential proceeds we will receive but does not include expenses payable by us which we estimate to be $887,000:

                               PRICE TO    AGENTS' COMMISSIONS AND
                                PUBLIC            DISCOUNTS           PROCEEDS TO THE COMPANY
                            -------------- ------------------------ ----------------------------
   Per Note................      100%           .150% to .750%           99.850% to 99.250%
   Total................... $1,000,000,000 $1,500,000 to $7,500,000 $998,500,000 to $992,500,000

  We may arrange for notes to be sold through any agent or may sell notes directly to investors. If we sell notes directly to investors, no commission or discount will be paid. We also may sell notes to any agent as principal for the agent's account at a price agreed upon at the time of sale. Such notes may be resold by the agent to investors at a fixed public offering price or at prevailing market prices, or at a related price, as determined by the agent. Unless otherwise specified in the pricing supplement, any note sold to an agent as principal will be purchased at a price equal to 100% of the principal amount minus a discount equal to the commission that would be paid on an agency sale of a note of identical maturity.

  Agents may sell notes purchased from us as principal to other dealers for resale to investors and other purchasers and may provide any portion of the discount received in connection with their purchase from us to such dealers. After the initial public offering of the notes, the public offering price, the concession and the discount may be changed.

  The notes will not have an established trading market when issued. Also, the notes will not be listed on any securities exchange. The agents may make a market in the notes, but are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any notes, or that any notes will be sold.

  The agents may be deemed to be "underwriters" within the meaning of the Securities Act. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in connection with such indemnification.

  The notes have not been and will not be registered under the Securities and Exchange Law of Japan. We and the agents will not offer or sell any note directly or indirectly in Japan or to residents of Japan or for the benefit of any Japanese person (which term means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale directly or indirectly in Japan or to any Japanese person except in circumstances that result in compliance with any applicable laws, regulations and ministerial guidelines of Japan taken as a whole.

                                   GLOSSARY

  The following is a glossary of terms used in this prospectus supplement.

  "Business Day" means any day, other than Saturday or Sunday, that is (i) neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in (a) The City of New York, (b) the City of Chicago or (c) if the specified currency for such note is other than U.S. dollars, ECU or Euro, the Principal Financial Center of the country issuing such currency; (ii) if the specified currency for such note is ECU, a day that does not appear as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated) a day on which payments in ECU may be settled in the international interbank market; (iii) if the specified currency for such note is Euro, a day fixed as described under "Description of Notes--Redenomination" above; and (iv) if such note is a LIBOR note, a London Business Day.

  "Calculation Date" means the date by which the calculation agent calculates an interest rate for a floating rate note, which will be one of the following:

    "Prime Rate"-- the earlier of (i) the tenth day after the related Prime Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day, or (ii) the Business Day immediately before the applicable interest payment date or Maturity, as the case may be.

    "CD Rate"-- the earlier of (i) the tenth day after the related CD Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day, or (ii) the Business Day immediately before the applicable interest payment date or Maturity, as the case may be.

    "CMT Rate"-- the earlier of (i) the tenth day after the related CMT Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day, or (ii) the Business Day immediately before the applicable interest payment date or Maturity, as the case may be.

    "Commercial Paper Rate"-- the earlier of (i) the tenth day after the related Commercial Paper Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day, or (ii) the Business Day immediately before the applicable interest payment date or Maturity, as the case may be.

    "LIBOR"-- the LIBOR Interest Determination Date.

    "Treasury Rate"-- the earlier of (i) the tenth day after the related Treasury Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day, or (ii) the Business Day immediately before the applicable interest payment date or Maturity, as the case may be.

    "Federal Funds Rate"-- the earlier of (i) the tenth day after the related Federal Funds Effective Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day, or (ii) the Business Day immediately before the applicable interest payment date or Maturity, as the case may be.

  "Composite Quotations" means the daily statistical release entitled "Composite 3:30 p.m. Quotations for U.S. Government Securities" published by the Federal Reserve Bank of New York.

  "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable pricing supplement (or any other page as may replace such page so that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable pricing supplement, the Designated CMT telerate Page shall be 7052, for the most recent week.

  "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified as the method for calculating LIBOR, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

  "EMU Date" means the day on which the third stage of European Monetary Union has started or events have occurred that have substantially the same effects and consequences as those of the start of third stage of European Monetary Union as contemplated by the Maastricht Treaty in effect as of the date of the Senior Indenture.

  "Fixed Conversion Rate" with respect to any specified currency means the irrevocably fixed conversion rate between the Euro and such specified currency adopted by the Council of the European Union according to Article 109 1(4) first sentence of the Treaty of Rome.

  "H.15(519)" means the publication entitled "Statistical Release H. 15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

  "Index Currency" means the currency (including composite currencies) specified in the applicable pricing supplement. If no such currency is specified in the pricing supplement, the Index Currency will be U.S. dollars.

  "Index Maturity" for any note is the period of maturity of the instrument, obligation or index from which the Base Rate is calculated.

  "Interest Determination Date" means the date as of which the interest rate for a floating rate note is to be determined, to be effective as of the following Interest Reset Date and calculated no later than the related Calculation Date (except in the case of LIBOR which is calculated on the related LIBOR Interest Determination Date). The Interest Determination Dates will be indicated in the applicable pricing supplement and in the note.

  "London Business Day" means (i) if the Index Currency is other than Euro or ECU, any day on which dealings in such Index Currency are transacted in the London interbank market; (ii) if the Index Currency is Euro then such a day fixed as described under "Description of Notes--Redenomination" above; or
(iii) if the Index Currency is ECU, then any day that does not appear as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated) any day on which payments in ECU may be settled in the international interbank market.

  "Maastricht Treaty" means the treaty on European Union which was signed in Maastricht on February 1, 1992 and came into force on November 1, 1993.

  "Maturity" means the date on which the principal of a note or an installment of principal becomes due and payable as provided in the note or in the Senior Indenture, whether at stated maturity or by declaration of acceleration, call for redemption or otherwise.

  "Money Market Yield" shall be a yield calculated in accordance with the following formula:

    Money Market Yield =   D X 360 X 100
                           -----------
                           360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the period for which accrued interest is being calculated.

  "Original Issue Discount Note" means (i) any note where the difference between (x) the first price at which a substantial amount of the notes that are part of the same issue is sold for money (other than to an underwriter, placement agent or wholesaler) and (y) the stated redemption price at the maturity of the note is at least 0.25% of that stated redemption price multipled by the number of full years from the issue date to the stated maturity; and (ii) any other note designated by the Company as issued with original issue discount for U.S. federal income tax purposes. The stated redemption price at Maturity of an Original Issue Discount Note is the total of all payments to be made under the Original Issue Discount Note, other than payments of qualified stated interest.

  "Participating Member State" means a member state of the European Community established by the Treaty of Rome that adopts the Euro in accordance with the Treaty of Rome.

  "Principal Financial Center" will generally be the capital city of the country of the specified Index Currency, except that with respect to Australian dollars, Deutsche marks, Dutch guilders, Italian lire and Swiss francs, the Principal Financial Center shall be Sydney, Frankfurt, Amsterdam, Milan and Zurich, respectively.

  "Spread" means the number of basis points (one basis point equals one-hundredth of a percentage point) that may be specified in the applicable pricing supplement as being applicable to the interest rate of a floating rate note.

  "Spread Multiplier" means the percentage that may be specified in the applicable pricing supplement as being applicable to the interest rate of a floating rate note.

  "Treasury Rate Determination Date" for each Interest Reset Period will be the day of the week in which the Interest Reset Date for such Interest Reset Period falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Rate Determination Date pertaining to the Interest Reset Period commencing in the next succeeding week. If an auction date shall fall on any day that would otherwise be an Interest Reset Date for a Treasury Rate note, then such Interest Reset Date shall instead be the Business Day immediately following such auction date.

  "Treaty of Rome" means the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty, establishing the European Community, as amended from time to time.

PROSPECTUS

                            MCDONALD'S CORPORATION

                                DEBT SECURITIES

  McDonald's Corporation (the "Company") may use this prospectus to issue from time to time one or more series of debt securities which may be either senior debt securities or subordinated debt securities with a total initial public offering price or purchase price of up to $1,000,000,000, or the equivalent thereof in one or more foreign currencies. Debt securities of each series will be offered on terms to be determined at the time of sale. We may sell debt securities for U.S. dollars or a foreign or composite currency, and payments on debt securities may be made in U.S. dollars or a foreign or composite currency. Debt securities may be issuable as individual securities in registered form without coupons, or as one or more global securities in registered form. We will provide the specific terms of an offering of debt securities, including the designation as senior debt securities or subordinated debt securities, in an accompanying prospectus supplement.

  The debt securities will be unsecured. Unless otherwise specified in a prospectus supplement, the senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinated to all of our senior indebtedness.

  We may offer debt securities in any of the following ways:

    . directly;

    . through agents;

    . through dealers; or

    . through one or more underwriters or a syndicate of underwriters in an underwritten offering.

  We will describe how a particular offering of debt securities will be made in the prospectus supplement for the offering.

                               ----------------

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                 The date of this prospectus is July 21, 1998.

                            MCDONALD'S CORPORATION

GENERAL

  McDonald's Corporation and its subsidiaries develop, operate, franchise and service a worldwide system of restaurants which prepare, assemble, package and sell a limited menu of value-priced foods. These restaurants are operated by us or, under the terms of franchise arrangements, by franchisees who are independent third parties, or by affiliates operating under joint-venture agreements between us and local businesspeople.

  McDonald's restaurants offer a substantially uniform menu consisting of hamburgers and cheeseburgers, including the Big Mac, Quarter Pounder with Cheese and Arch Deluxe sandwiches, the Filet-o-Fish, Grilled Chicken Deluxe and Crispy Chicken Deluxe sandwiches, french fries, Chicken McNuggets, salads, milk shakes, sundaes and cones, pies, cookies and a limited number of soft drinks and other beverages. In addition, the restaurants sell a variety of products during limited promotional time periods. McDonald's restaurants operating in the United States are open during breakfast hours and offer a full breakfast menu including the Egg McMuffin and the Sausage McMuffin with Egg sandwiches, hotcakes and sausage; three varieties of biscuit sandwiches; Apple Bran muffins; and cereals. McDonald's restaurants in many countries around the world offer many of these same products, as well as other products and limited breakfast menus. We test new products on an ongoing basis.

  We have restaurants located in all 50 of the United States and the District of Columbia, and in many foreign locations, principally Japan, Canada, Germany, England, Australia and France. At March 31, 1998, there were 23,346 restaurants worldwide, of which 12,413 were located in the United States and 10,933 in 108 other countries. An additional 399 restaurants were under construction at March 31, 1998, including 326 outside the United States.

  At March 31, 1998, 62% of our restaurants were operated by independent franchisees, 21% were operated by us and our subsidiaries and 17% were operated by affiliates (entities in which we and/or our subsidiaries have an equity interest of 50% or less and in which the remaining equity interest generally is owned by a local resident).

  Our principal executive offices are located at One McDonald's Plaza, Oak Brook, Illinois 60523, telephone: (630) 623-3000.

WHERE TO GET MORE INFORMATION

  We have filed a registration statement with the Securities and Exchange Commission (the "SEC") relating to the debt securities. This prospectus does not contain all of the information described in the registration statement. For further information, you should refer to the registration statement.

  We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http:/www.sec.gov.

  The following documents that we have filed with the SEC are incorporated into this prospectus by reference and considered a part of this prospectus:

  (a) Our Annual Report on Form 10-K for the fiscal year ended December 31,
      1997;

  (b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;
      and

  (c) Our Current Reports on Form 8-K dated January 5, February 10, April 17, April 30, May 6, and June 18, 1998.

Later information that the Company files with the SEC will update and supersede this information. We are also incorporating by reference all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the debt securities.

  We will provide any of the above documents (including any exhibits that are specifically incorporated by reference in them) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request these documents at no cost. Written or telephone requests should be directed to:
McDonald's Shareholder Services, McDonald's Corporation, Kroc Drive, Oak Brook, Illinois 60523, telephone: (630) 623-7428.

                                USE OF PROCEEDS

  Unless otherwise stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes, which may include refinancing of debt, capital expenditures such as the acquisition and development of McDonald's restaurants and the purchase of our common stock under our ongoing share repurchase program. Specific allocations of the proceeds for such purposes have not been made at this time.

                      RATIO OF EARNINGS TO FIXED CHARGES

                                                THREE
                                               MONTHS
                                                ENDED
                                              MARCH 31, YEAR ENDED DECEMBER 31,
                                              --------- ------------------------
                                              1998 1997 1997 1996 1995 1994 1993
                                              ---- ---- ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges........... 4.57 4.53 5.16 5.11 5.20 5.26 4.86

  The ratios of earnings to fixed charges shown above have been computed on a total enterprise basis. Earnings represent income before provision for income taxes and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and discount or premium relating to any indebtedness, fixed charges related to redeemable preferred stock and a portion of rental charges (after reduction for related sublease income) considered to be representative of the interest component in the particular case.

                        DESCRIPTION OF DEBT SECURITIES

  The following is a description of the general terms of the debt securities. We will provide specific terms of a series of debt securities and the extent to which these general provisions apply to that series in a supplement to this prospectus.

  The senior debt securities are issued under an Indenture (the "Senior Indenture"), dated October 19, 1996, between us and First Union National Bank, as Trustee (the "Trustee"). The subordinated debt securities are issued under a separate Indenture (the "Subordinated Indenture") dated as of October 18, 1996, between us and the Trustee. The Senior Indenture and the Subordinated Indenture are sometimes collectively referred to in this prospectus supplement as the "Indentures." Copies of the Indentures are filed as exhibits to our registration statement No. 333-14141 and are incorporated into this prospectus by reference. The following summaries highlight some of the provisions of the Indentures but they may not contain all of the information that is important to you. Numerical references in parentheses below are to Articles and Sections of the Indentures. Except as otherwise indicated, the terms of the Indentures are identical. As used under this caption, the term "debt securities" includes the debt securities being offered by this prospectus and all other debt securities issued by us under the Indentures.

GENERAL

  The Indentures do not limit the amount of debt securities that we may issue, and we may issue debt securities in one or more series. The debt securities will be unsecured. Unless otherwise specified in the prospectus supplement, the senior debt securities will be unsubordinated obligations of the Company and will rank equally with all of our other unsecured and unsubordinated indebtedness. Certain of our unsecured obligations may, however, under certain circumstances, become secured by mortgages as a result of negative pledge covenants applicable to such obligations while the senior debt securities remain unsecured. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under "Subordination of Subordinated Debt Securities" and in the applicable prospectus supplement.

  The prospectus supplement for each offering will specify whether the debt securities being offered will be senior debt securities or subordinated debt securities, and will provide the following terms, where applicable:

  (a) the title of the debt securities;

  (b) any limit on the aggregate principal amount of the debt securities;

  (c) the date or dates on which the principal and any premium of the debt securities will be payable;

  (d) the rate or rates at which the debt securities will bear interest; the date or dates from which interest will accrue; the interest payment dates on which interest will be payable; and the record dates for such interest payment dates;

  (e) whether the debt securities are to be issued as original issue discount securities and the amount of discount with which the debt securities will be issued;

  (f) the place or places where payments will be made;

  (g) the terms of any redemption of the debt securities that we may make at our option;

  (h) the terms of our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or similar provisions or at the option of a holder;

  (i) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities will be issuable;

  (j) if other than the principal amount, the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

  (k) any changes in any of the events of default or remedies with respect to the debt securities;

  (l) if the debt securities are non-interest bearing, the "stated intervals";

  (m) the currency in which we will make payments on the debt securities; and

  (n) any other terms of the debt securities that do not conflict with the applicable Indenture. (Section 2.02)

  We may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. We may also issue debt securities that have floating rates of interest but are exchangeable for fixed rate debt securities. Federal income tax consequences and other relevant considerations will be described in the applicable prospectus supplement.

  Unless otherwise provided in the prospectus supplement for an offering, payments on the debt securities will be made at the offices of the Trustee in New York, New York and Charlotte, North Carolina, although we may make payments of interest by check mailed to the holders. (Sections 2.02, 4.01 and 4.02) Debt securities may be transferred or exchanged at the office or agency that we maintain for that purpose, subject to the limitations provided in the applicable Indenture, without any charge except for any tax or governmental charges. (Section 2.06)

  Any money that we pay for principal of (and premium, if any) or any interest on any debt security that remains unclaimed at the end of two years will be repaid to us on demand, and afterwards the holder of such debt security may look only to us for payment. (Section 12.05)

GLOBAL SECURITIES

  If any debt securities are issuable in temporary or permanent global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in the global security may obtain definitive debt securities. Payments on a permanent global debt security will be made in the manner described in the prospectus supplement. (Section 2.01)

LIMITATION ON LIENS COVENANT IN THE SENIOR INDENTURE

  The covenant described below applies with respect to any and all series of senior debt securities, unless we specify otherwise in the applicable prospectus supplement. We will describe any additional covenants for a particular series of senior debt securities in the applicable prospectus supplement.

  For your reference, we have provided a list of definitions of the capitalized terms used in the covenant at the end of the description.

  We will not, nor will we permit any Restricted Subsidiary to, issue or assume any debt for money borrowed if such debt is secured by a mortgage, security interest, pledge, lien or other encumbrance (mortgages, security interests, pledges, liens and other encumbrances are called "mortgage" or "mortgages") upon any Principal Property or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing that the senior debt securities, and at our option any other indebtedness of the Company or any Restricted Subsidiary ranking equally with the senior debt securities, are secured equally and ratably. These restrictions do not apply to debt secured by:

  (a) mortgages on property, shares of stock or indebtedness of any corporation existing at the time the corporation becomes a Restricted Subsidiary;

  (b) mortgages on property existing at the time of its acquisition and certain purchase money mortgages;

  (c) mortgages securing debt of a Restricted Subsidiary owing to the Company or another Subsidiary;

  (d) mortgages on property of a corporation existing at the time it is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary;

  (e) mortgages in favor of any country or any political subdivision of any country, or any instrumentality thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages; or

  (f) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses.

  Notwithstanding the above, we and one or more Restricted Subsidiaries may, without securing the senior debt securities, issue or assume secured debt if, after giving effect to the transaction, the aggregate of the secured debt then outstanding (not including secured debt permitted under the above exceptions) does not exceed 20% of the shareholders' equity of the Company and its consolidated subsidiaries as of the end of the preceding fiscal year. The transfer of a Principal Property to a subsidiary or any third party will not be restricted. (Section 4.06)

  The term "Principal Property" means all real property owned by us or any Restricted Subsidiary which is located within the continental United States of America and, in the opinion of our Board of Directors, is of material importance to the total business conducted by the Company and its consolidated affiliates as an entity. (Section 1.01)

  The term "Restricted Subsidiary" means any subsidiary (i) substantially all the property of which is located within the continental United States of America, (ii) which owns Principal Property and (iii) in which our investment, direct or indirect and whether in the form of equity, debt, advances or otherwise, is in excess of U.S. $1,000,000,000 as shown on our books as of the end of the fiscal year immediately preceding the date of determination. A "Restricted Subsidiary" does not include any subsidiary primarily engaged in financing activities, primarily engaged in the leasing of real property to persons other than the Company and its subsidiaries, or that we characterize as a temporary investment. (Section 1.01)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

  Unless otherwise indicated in the prospectus supplement, the following provisions apply to the subordinated debt securities.

  The subordinated debt securities will, to the extent described in the Subordinated Indenture, be subordinate in right of payment to all of our indebtedness for borrowed money, whether now or in the future, which is not by its terms subordinate to our other indebtedness. However, senior indebtedness will not include amounts owed to our trade creditors in the ordinary course of business. At March 31, 1998, our aggregate amount of senior indebtedness was approximately $5.1 billion.

  Except as provided under the Subordinated Indenture, if any one of the following events occurs, we will pay all principal, premium, if any, and interest on the senior indebtedness in full before we make any payment on the subordinated debt securities:

  (a) any insolvency or bankruptcy proceedings of the Company, including any receivership reorganization or similar proceedings;

  (b) any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy proceedings; and

  (c) any series of subordinated debt securities is declared due and payable because of an occurrence of an event of default under the Subordinated Indenture.

  The Subordinated Indenture does not limit the incurrence of additional senior indebtedness. The senior debt securities constitute senior indebtedness under the Subordinated Indenture.

  The prospectus supplement may have further information regarding the subordination of the subordinated debt securities of a particular series.

EVENTS OF DEFAULT

  The Indentures describe an event of default with respect to any series of debt securities as being any one of the following events:

  (a)  default for 30 days in any payment of interest on such series;

  (b) default in any payment of principal of or premium, if any, on debt securities of such series when due (and continuance of such default for a period of 10 days in the case of subordinated debt securities);

  (c) default in the payment of any sinking fund payment on debt securities of such series when due (and continuance of such default for a period of 10 days in the case of subordinated debt securities);

  (d) default for 60 days, after appropriate notice, in performance of any other covenants in the Indentures (other than the limitation on liens covenant in the Senior Indenture and any other covenant included in the Indentures solely for the benefit of another series of debt securities), unless it cannot with due diligence be cured within the 60-day period due to causes beyond our control;

  (e) certain events of bankruptcy, insolvency or reorganization of the Company; or

  (f) default in the performance of a particular covenant applicable to that series after appropriate notice and opportunity to cure the default.

  The Senior Indenture defines a default for 120 days after appropriate notice in the performance of the limitation on liens covenant as an additional event of default with respect to the senior debt securities.

  An event of default with respect to a particular series of debt securities issued under either of the Indentures does not necessarily constitute an event of default with respect to any other series of debt securities issued under the Indentures. If an event of default under clause (a), (b), (c) or (f) above with respect to the Indentures is continuing with respect to any series of debt securities, the Trustee or the holders of not less than 25% in aggregate principal amount of the affected series of debt securities may declare the principal amount (or, if the debt securities are original issue discount securities, the specified portion of the principal amount) of such series to be due and payable. In case an event of default under clause (d) or (e) above with respect to the Indentures or with respect to the limitation on liens covenant of the Senior Indenture is continuing, the Trustee or holders of not less than 25% in aggregate principal amount of all the debt securities may declare the principal amount (or, if any debt securities are original issue discount securities, the specified portion of the principal amount) of the debt securities of all series to be due and payable. Any event of default with respect to a particular series of debt securities may be waived by the holders of a majority in aggregate principal amount of those debt securities, except, in each case, a failure to pay principal of, or premium, if any, or interest on those debt securities. (Section 6.01; Section 6.07)

  We are required to file an annual officers' certificate with the Trustee concerning our compliance with the Indentures. (Section 4.05) Subject to the provisions of the Indentures relating to the duties of the Trustee, each Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers at the request, order or direction of the holders of the debt securities unless the holders have offered the Trustee reasonable indemnity. (Sections 6.04 and 7.01) Subject to indemnification and other rights of the Trustee, the holders of a majority (voting as one class) in principal amount of each affected series of debt securities may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any of the Trustee's trusts or powers. (Section 6.07)

MODIFICATION OF THE INDENTURES

  We may enter into supplemental indentures with the Trustee without the consent of the holders of the debt securities to:

  (a)  evidence the assumption by a successor corporation of our obligations;

  (b) add covenants for the protection of the holders of the debt securities;

  (c) add or change any of the provisions of the Indentures to permit or facilitate the issuance of debt securities of any series in bearer or coupon form;

  (d)  cure any ambiguity or correct any inconsistency in the Indentures;

  (e) establish the form or terms of debt securities of any series as permitted by the terms of the Indentures; and

  (f) evidence the acceptance of appointment by a successor trustee. (Section 10.01)

  With the consent of the holders of not less than 66 2/3% in aggregate principal amount of each affected series of debt securities, we may execute supplemental indentures with the Trustee to add provisions or change or eliminate any provision of the Indentures or modify the rights of the holders of those debt securities. However, no such supplemental indenture will, among other things (a) extend the fixed maturity of any debt security, or reduce the principal amount (including in the case of a discounted debt security the amount payable upon acceleration of the maturity thereof), reduce the rate or extend the time of payment of interest, or make the principal of, premium, if any, or interest, if any, payable in any coin or currency other than that provided in the debt security, without the consent of the holder of each affected debt security or (b) reduce the percentage of holders required to consent to the supplemental indenture, without the consent of the holder of each affected debt security. (Section 10.02)

DISCHARGE OF INDENTURES

  We, at our option, (a) will be discharged from all obligations under the Indentures in respect of the debt securities of a series (except in each case for certain obligations to register the transfer or exchange of those debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold monies for payment in trust) or (b) need not comply with certain restrictive covenants of the Indentures (including the limitation on liens covenant in the Senior Indenture) and will not be limited by any restrictions with respect to merger, consolidation or sales of assets with respect to those debt securities, in each case if we deposit with the Trustee, in trust, (x) money or (y) U.S. government obligations or a combination of (x) and (y) which will provide enough money to pay all the principal (including any mandatory sinking fund payments) of, and interest, if any, and premium, if any, on, those debt securities when due. (Section 12.02) In order to select either option, we must provide the Trustee with an opinion of counsel or a ruling from, or published by, the Internal Revenue Service, to the effect that holders will not recognize income, gain or loss for Federal income tax purposes as a result of our exercising the option and will be subject to Federal income tax as if we had not exercised the option. (Section 12.02) In addition, we may also discharge our obligations with respect to a series of debt securities by depositing with the Trustee, in trust, enough money to pay at maturity or upon redemption all of the debt securities of such series, provided that all of the debt securities of such series are by their terms to become due and payable or called for redemption within one year. No opinion of counsel or ruling from the Internal Revenue Service is required with respect to a discharge in these circumstances. Upon any discharge of debt securities described above, the holders of those debt securities may look solely to such trust fund, and not to us, for payments. (Sections 12.01 and 12.02)

CONCERNING THE TRUSTEE

  We and our subsidiaries and affiliates maintain banking relationships (including the extension of credit) in the ordinary course of business with the Trustee. The Trustee is also trustee under other indentures under which we have issued other senior and subordinated debt securities.

                             PLAN OF DISTRIBUTION

  We may offer debt securities in any of the following ways:

  (a) directly;

  (b) through agents;

  (c) through dealers; or

  (d) through one or more underwriters or a syndicate of underwriters in an underwritten offering.

  We will describe how a particular offering of debt securities will be made, including the names of any underwriters, the purchase price of the securities, the proceeds of the offering and any underwriters' discounts or commissions, in the prospectus supplement for the offering.

  If we use underwriters or dealers in the sale, the underwriters or dealers will acquire the debt securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer debt securities to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase debt securities will be subject to certain conditions precedent, and the underwriters must purchase all of such debt securities if they buy any of them. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time.

  We may also sell debt securities directly or through designated agents. Any agent involved in the offer or sale of debt securities will be named, and any commissions payable by us to such agent will be described, in the applicable prospectus supplement. Unless otherwise indicated, an agent will act on a best efforts basis for the period of its appointment.

  Any underwriters, dealers or agents participating in the distribution of debt securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of debt securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). Agents and underwriters may be entitled under agreements entered into with us to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect of such liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us or our subsidiaries or affiliates in the ordinary course of business.

  If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain institutions to purchase our debt securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These delayed delivery contracts will be subject only to those conditions described in the relevant prospectus supplement, and the prospectus supplement will describe the commissions payable for the solicitation.

                                 LEGAL MATTERS

  Gloria Santona, Vice President, Deputy General Counsel and Secretary of the Company will pass on the legality of the debt securities being offered by the Company. Ms. Santona is a full-time employee of the Company and owns shares of the Company's common stock directly and as a participant in various employee benefit plans. Ms. Santona also holds options to purchase shares of the Company's common stock.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1997, as set forth in their report, which is incorporated in this prospectus by reference. Our consolidated financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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 NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS
OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT (INCLUDING ANY ACCOM-PANYING PRICING SUPPLEMENT) OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH IN-FORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT (INCLUDING ANY ACCOMPANYING PRICING SUPPLEMENT) AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPEC-TUS SUPPLEMENT (INCLUDING ANY PRICING SUPPLEMENT) OR AN OFFER TO SELL OR A SO-LICITATION OF AN OFFER TO BUY ANY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURIS-DICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT (INCLUDING ANY AC-COMPANYING PRICING SUPPLEMENT) NOR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SINCE ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT

Risk Factors...............................................................  S-2
Capitalization.............................................................  S-3
Important Currency Information.............................................  S-4
Description of Notes.......................................................  S-4
United States Tax Considerations........................................... S-18
Plan of Distribution....................................................... S-23
Glossary................................................................... S-24

                                   PROSPECTUS

McDonald's Corporation.....................................................    2
Use of Proceeds............................................................    3
Ratio of Earnings to Fixed Charges.........................................    3
Description of Debt Securities.............................................    3
Plan of Distribution.......................................................    8
Legal Matters..............................................................    9
Experts....................................................................    9

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                                 $1,000,000,000

                             MCDONALD'S CORPORATION

                                      LOGO

                               MEDIUM-TERM NOTES
                                DUE FROM 1 YEAR
                                TO 60 YEARS FROM
                                 DATE OF ISSUE

                                  -----------

                             PROSPECTUS SUPPLEMENT


                                  -----------

                              MERRILL LYNCH & CO.
                              GOLDMAN, SACHS & CO.
                               J.P. MORGAN & CO.
                           MORGAN STANLEY DEAN WITTER
                              SALOMON SMITH BARNEY

                                 July 29, 1998

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